Exhibit 10.48

THE AMENDED AND RESTATED VARIABLE DEFERRED

COMPENSATION PLAN FOR EXECUTIVES

ARTICLE 1

ESTABLISHMENT OF THE PLAN

1.1 Purpose. The purpose of The Variable Deferred Compensation Plan for Executives (the “Plan”) is to provide a means whereby The Equitable Life Assurance Society of the United States (hereinafter referred to as the “Company”) and Affiliates (as defined in Article 2) that adopt the Plan pursuant to Section 1.2 may afford increased financial security, on a tax-favored basis, to a select group of their key management employees who have rendered and continue to render valuable services which constitute an important contribution towards continued growth and success, by providing for additional future compensation so that such employees may be retained and their productive efforts encouraged.

1.2 Adoption of the Plan. With the Company’s consent, an Affiliate may adopt and join the Plan as an Employer (as defined in Article 2) for the benefit of its Employees (as defined in Article 2). Such Affiliate shall assume the sole responsibility for the obligations of this Plan with respect to its Employees by executing an adoption and joinder agreement satisfactory in its form and terms to the Company (or in accordance with such other procedures as the Company may from time to time permit). An Affiliate shall cease to be an Employer under the Plan on a date specified by the Company pursuant to the terms of the adoption and joinder agreement or, if no such date is so specified, on the date such Employer has no remaining obligations to its Employees under the Plan. In the event that an Affiliate shall cease to be an Employer, all obligations incurred by such Affiliate with respect to its Employees under the Plan prior to the date it ceases to be an Employer shall continue to be the sole responsibility of that Affiliate.

ARTICLE 2

DEFINITIONS

Affiliate. “Affiliate” means any firm, partnership or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

Base Salary. “Base Salary” means with respect to a Participant for any Plan Year such Participant’s annual base salary before reduction pursuant to this Plan or any plan or agreement of an Employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125. In the case of an agency manager, base salary includes any salary and/or other compensation payable in accordance with the Company’s managerial compensation program, or any similar Employer program.

Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Section 11.2.

Board. “Board” means the Board of Directors of the Company, as constituted from time to time.

Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Code Section 162(m) Limitation. “Code Section 162(m) Limitation” means the limitation imposed under Section 162(m) of the Code, as amended from time to time, on the amount of compensation that may be deducted by an Employer for Federal income tax purposes.

Commissions. “Commissions” means a Participant’s (i) commissions with respect to all forms of policies and contracts issued by the Company or any of its insurance company affiliates, both individual and group, and (ii) service fees, salary or training allowance payments made under a 10th, 12th, standard 14th or 20th edition form of sale associate’s agreement between the Participant and an Employer.

Committee. “Committee” means the Officers Committee on Benefit Plans of the Company, as constituted from time to time, or such other committee as may be designated from time to time by the Board.

Company. “Company” means The Equitable Life Assurance Society of the United States.

Distribution Option. “Distribution Option” means the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

Distribution Option Account. “Distribution Option Account” or “Account” means, with respect to a Participant, the Retirement Distribution Account(s) and/or the In-Service Distribution Account(s) established on the books of account of the Company, pursuant to Section 5.1.

Distribution Option Period. “Distribution Option Period” means that period of not more than five (5) Plan Years, as designated by the Committee from time to time, for which an Eligible Employee elects, in his Enrollment Agreement, the time and manner of payment of amounts credited to his Regular and SAR Proceeds In-Service Distribution Option Accounts for such Plan Years.

Earnings Crediting Options. “Earnings Crediting Options” means the options elected by the Participant from time to time pursuant to which earnings are credited to the Participant’s Distribution Option Accounts.

Effective Date. “Effective Date” means the effective date of the Plan which is May 1, 1994.

Eligible Employee. “Eligible Employee” means an Employee who is a member of the group of selected management and/or highly compensated Employees of the Employers designated by an Employer as eligible to participate in the Plan.

Employee. “Employee” means any person who is (i) employed by an Employer on a regular full-time salaried basis, (ii) an officer of an Employer, or (iii) a sales associate of an Employer.

Employer. “Employer” means each of the Company and any Affiliates that adopt and join the Plan pursuant to Section 1.2.

End Termination Date. “End Termination Date” means the final date of termination of a Participant’s Service.

Enrollment Agreement. “Enrollment Agreement” means the authorization form which an Eligible Employee files with the Committee or its designee to participate in the Plan.

In-Service Distribution Account. “In-Service Distribution Account” means each of the NSO Cash-out In-Service Distribution Account, the SAR Proceeds In-Service Distribution Accounts and the Regular In-Service Distribution Accounts maintained for a Participant.

In-Service Distribution Option. “In-Service Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

Long-Term Incentive Compensation. “Long-Term Incentive Compensation” for any Plan Year means an award, if any, earned by a Participant, in whole or in part, on account of services rendered to an Employer during a performance period which contains the Plan Year, and which is payable on or before the last day of the third month following the close of the Plan Year, pursuant to the Company’s 1993—1995 Long-Term Incentive Compensation Plan for Senior Officers or any similar plan or arrangement maintained by an Employer, other than the Stock Incentive Plans and any similar plans or arrangements maintained by an Employer. Notwithstanding the foregoing, an award shall not be treated as Long-Term Incentive Compensation for purposes of this Plan unless the performance period during which such awards are earned by eligible individuals generally, under the plan or arrangement pursuant to which it is paid, extends beyond one calendar year.

NSO Cash-out In-Service Distribution Account “NSO Cash-out In-Service Distribution Account” means the Account maintained for a Participant to which any NSO Cash-out Payment deferred by the Participant pursuant to the In-Service Distribution Option was credited.

NSO Cash-out Payment. “NSO Cash-out Payment” means any cash payable to an Eligible Employee on January 2, 2001 due to the cancellation of outstanding nonstatutory stock options granted to such Eligible Employee under the Stock Incentive Plans.

NSO Cash-out Retirement Distribution Account. “NSO Cash-out Retirement Distribution Account” means the Account maintained for a Participant to which any NSO Cash-out Payment deferred by the Participant pursuant to the Retirement Distribution Option was credited.

Participant. “Participant” means an individual who was an Eligible Employee at the first time he/she filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4.

Plan. “Plan” means The Amended and Restated Variable Deferred Compensation Plan for Executives, as amended from time to time.

Plan Year. “Plan Year” means the calendar year provided, however, that the 1994 Plan Year commenced on the Effective Date and ended on December 31, 1994.

Regular In-Service Distribution Account. “Regular In-Service Distribution Account” means the Account maintained for a Participant for each Distribution Option Period to which Commissions, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation deferred by a Participant pursuant to the In-Service Distribution Option is credited.

Regular Retirement Distribution Account. “Regular Retirement Distribution Account” means the Account maintained for a Participant to which Commissions, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation deferred by a Participant pursuant to the Retirement Distribution Option is credited.

Retirement. “Retirement” means with respect to a Participant the termination of the Participant’s Service for reasons other than death (a), in the case of a Participant who has at least ten (10) years of Service, at any time on or after the date on which the Participant attains age 55, or (b), in the case of a Participant who has fewer than ten (10) years of Service, at any time on or after the date on which the Participant attains age 65.

Retirement Distribution Account. “Retirement Distribution Account” means each of the NSO Cash-out Retirement Distribution Account, the SAR Proceeds Retirement Distribution Accounts and the Regular Retirement Distribution Account maintained for a Participant.

Retirement Distribution Option. “Retirement Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

SAR Payment. “SAR Payment” means the stock appreciation right portion of any cash payment to which a Participant may become entitled upon the exercise of tandem stock appreciation rights/AXA ADR nonstatutory stock options granted under the Stock Incentive Plans.

SAR Proceeds In-Service Distribution Account. “SAR Proceeds In-Service Distribution Account” means the Account maintained for a Participant for each Distribution Option Period to which any SAR Payment deferred by the Participant pursuant to the In-Service Distribution Option is credited.

SAR Proceeds Retirement Distribution Account. “SAR Proceeds Retirement Distribution Account” means the Account(s) maintained for a Participant to which any SAR Payment deferred by the Participant pursuant to the Retirement Distribution Option is credited.

Service. “Service” means the continuous period of time during which a Participant is an Employee, including any period during which such Employee is on a leave of absence, whether paid or unpaid approved by such Employee’s Employer.

Short-Term Incentive Compensation. “Short-Term Incentive Compensation” for any Plan Year means the award, if any, earned by a Participant on account of services rendered to an Employer during the Plan Year, which is payable on or before the last day of the third month following the close of the Plan Year, pursuant to the Company’s Short-Term Incentive Compensation Plan for Senior Officers or any similar plan or arrangement maintained by an Employer.

Stock Incentive Plans. “Stock Incentive Plans” means, collectively, The AXA Financial, Inc. 1991 Stock Incentive Plan and The AXA Financial, Inc. 1997 Stock Incentive Plan and any successor plans thereto.

ARTICLE 3

ADMINISTRATION OF THE PLAN

The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee’s resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member’s interest in the Plan as a Participant.

ARTICLE 4

PARTICIPATION

4.1. Election to Participate. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee or its designee prior to the beginning of such Plan Year. Notwithstanding the foregoing, however, an Employee who first becomes an Eligible Employee after the start of a Plan Year may enroll in the Plan by filing a completed and fully executed Enrollment Agreement with the Committee or its designee as soon as practicable following the date on which such Employee first becomes an Eligible Employee. Pursuant to said Enrollment Agreement, the Eligible Employee shall irrevocably elect (a) the percentages, in whole percentages not greater than 25 percent, by which the Commissions (both earned and payable), Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation of such Eligible Employee for the Plan Year will be reduced and (b) the Distribution Option Accounts to which such amounts will be credited, and shall elect the time and manner of distribution of such accounts and provide such other information as the Committee or its designee shall require. Notwithstanding anything in this Plan to the contrary, any election by an Eligible Employee to reduce his Commissions, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation for any Plan Year which results in the reduction of such Commissions, Base Salary, Short-Term Incentive Compensation or Long-Term Incentive Compensation by an amount which is less than 5000 dollars, or such other amount as the Committee or its designee may determine from time to time, shall not be given effect. Certain Eligible Employees designated by the Committee or its designee may elect to credit to their Distribution Option Accounts up to 100% of their Commissions both earned and payable during the Plan Year, provided that the Company may, in its discretion, limit the amount of any such credit, in such manner as the Company may deem reasonable, by communicating any such limit to the affected Eligible Employees. In addition, Participants may elect to credit to their Distribution Option Accounts up to 100% of their SAR Payments for a Plan Year (in five percent increments), provided that such an election must be made prior to the earlier of (i) the end of the Plan Year immediately preceding the Plan Year in which the SAR Payments will be deferred and (ii) thirty days prior to the date the SAR Payments would otherwise be payable, and that the Company may in its discretion, limit the amount of any such credit, in such manner as the Company may deem reasonable, by communicating any such limit to the affected Participant. For the 2001 Plan Year, Eligible Employees were permitted to credit any NSO Cash-out Payments to their Distribution Option Accounts. Participants’ accounts will also be credited each Plan Year with amounts equal to the excess, if any, of (i) the amount that would have been credited to the Participants under The Equitable Investment Plan for Employees, Managers and Agents or any similar Employer plan in which such Participant otherwise participates for the immediately preceding Plan Year if the Participant had not deferred amounts into the Plan in that year over (ii) the amount credited to the Participant in connection with The Equitable Investment Plan for Employees, Managers and Agents or similar Employer plan in the immediately preceding Plan Year.

4.2 New Employees. The Committee or its designee may, in its discretion, permit Eligible Employees who commence Service with an Employer after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following such Eligible Employees’ commencement of Service. Notwithstanding the foregoing, however, any election by an Eligible Employee, pursuant to this section, to defer Base Salary, Short-Term Incentive Compensation, Long-Term Incentive Compensation, and/or Commissions shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed.

4.3 New Enrollees. New enrollees in the Plan may transfer their existing account balance, if any, under The Equitable Life Assurance Society Deferred Compensation Plan for Select Group of Management Employees and Agents, Plan B, net of any amounts scheduled to be distributed to them within twelve months of the date of the transfer, to the Plan following their initial enrollment in the Plan. Transfers will occur as soon as practicable following the date a completed transfer election form is completed and filed with the Committee or its designee.

ARTICLE 5

DISTRIBUTION OPTION ACCOUNTS

10.1 Distribution Option Accounts. The Committee or its designee shall establish and maintain separate Regular and SAR Proceeds In-Service Distribution Option Accounts for each Distribution Option Period, one NSO Cash-out In-Service Distribution Option Account, one Regular Retirement Distribution Option Account, and one NSO Cash-out Retirement Distribution Option Account with respect to a Participant. In addition, the Committee or its designee shall establish and maintain a SAR Proceeds Retirement Distribution Option Account for a Participant at the first time such Participant defers SAR Payments for a Plan Year. A second SAR Proceeds Retirement Distribution Option Account will be set up for such Participant when such Account is about to begin distribution. Additional SAR Proceeds Retirement Distribution Option Account(s) will be established as necessary. The amount of any SAR Payments and Commissions which a Participant elects to defer, as well as the amount by which a Participant’s Base Salary, Short-Term Incentive Compensation, and/or Long-Term Incentive Compensation is reduced pursuant to Section 4.1 or Section 4.2, shall be credited by the Committee or its designee to the Participant’s Distribution Option Accounts no later than the first day of the month following the month in which such SAR Payments, Commissions, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation would otherwise have been paid, in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement. Any amount once taken into account as SAR Payments, Commissions, NSO Cash-out Payments, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation for purposes of this Plan shall not be taken into account thereafter. The Participant’s Distribution Option Accounts shall be reduced by the amount of any payments made by an Employer to the Participant or the Participant’s Beneficiary pursuant to this Plan.

5.2 Earnings on Distribution Option Accounts. A Participant’s Distribution Option Accounts shall be credited with earnings (positive or negative) in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate each of their Retirement Distribution Accounts and/or In-Service Distribution Accounts among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five (5) percent. The earnings (positive or negative) credited under each Earnings Crediting Option shall be based upon the actual performance of the corresponding investment portfolio of the Equitable Advisors Trust, an open-end management investment Company under the Investment Company Act of 1940, as amended from time to time, or such other investment fund as the Company may designate from time to time, and shall for the relevant period of time equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges, but not Rule 12b-1 fees, as determined by the Company. Notwithstanding the foregoing, however, the Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, or to disregard Participants’ investment allocations and credit their existing Distribution Option Accounts with a fixed rate of interest determined in the Company’s sole discretion, provided, however, that any such change in the Earnings Crediting Options available under the Plan, including the crediting by the Company of a fixed rate of interest in place of Participants’ investment allocations, shall only affect the rate at which earnings will be credited to Participants’ Distribution Option Accounts in the future, and shall not affect the value of Participants’ existing Distribution Option Accounts, including any earnings (positive or negative) credited under the Plan up to the date of such change.

5.3 Earnings Crediting Options. Except as otherwise provided pursuant to Section 5.2, the Earnings Crediting Options available under the Plan shall consist of options which correspond to certain investment portfolios of the Equitable Advisors Trust. The current list of such options is included in Appendix A and may be amended from time to time by the Committee or its designee.

Notwithstanding that the earnings (positive or negative) credited to Participants’ Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of the Equitable Advisors Trust, or such other investment funds as the Company may designate, neither the Company nor any Employer shall be obligated to invest any amounts deferred by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

5.4 Changes in Earnings Crediting Options. A Participant, or in the case of the Participant’s death, the Participant’s Beneficiary, may change the Earnings Crediting Options to which the Participant’s Distribution Option Accounts are allocated at any time. Each such change may include (a) reallocation of the Participant’s existing Distribution Option Accounts in increments of five (5) percent, and/or (b) a change in the investment allocation of amounts to be credited to the Participant’s Distribution Option Accounts in the future in increments of five (5) percent, as the Participant or Beneficiary respectively may elect.

5.5 Valuation of Accounts. The value of a Participant’s Distribution Option Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted or paid from such Accounts.

5.6 Statement of Accounts. The Committee or its designee shall provide to each Participant, not less frequently than semiannually, a statement in such form as the Committee or its designee deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Option Accounts.

5.7 Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of his Distribution Option Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

ARTICLE 6

DISTRIBUTION OPTIONS

6.1 Election of Distribution Option. For each Plan Year, aa Participant shall irrevocably elect the Distribution Option(s) in the Enrollment Agreement filed with the Committee or its designee for such Plan Year, provided however, that if the Participant is no longer an Employee, he may not elect the In-Service Distribution Option. An Eligible Employee shall allocate deferral amounts between the Distribution Options in increments of ten (10) percent, provided, however that no more than 100 percent of such deferrals may be allocated to one or both of the Distribution Options. Notwithstanding the foregoing, however, an Eligible Employee who allocates 100 percent of his deferrals to the Retirement Distribution Option or the In-Service Distribution Option, whichever is applicable, in the first such Enrollment Agreement filed for any Distribution Option Period, may subsequently elect the other Distribution Option in the Enrollment Agreement for the first Plan Year within such Distribution Option Period for which the Eligible Employee wishes to elect such other Distribution Option.

6.2 Retirement Distribution Option. Subject to Article 8, Section 9.2 and the exception set forth below for certain SAR Proceeds Retirement Distribution Accounts, distributions from a Retirement Distribution Account maintained for a Participant shall commence in any January or July following the Participant’s End Termination Date, provided that distributions must commence by either the first January or the first July following the later of (i) the Participant’s attainment of age 65 and (ii) the date that is thirteen months after the Participant’s End Termination Date, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as subsequently elected by the Participant in accordance with Section 11.1. In the case of a SAR Proceeds Retirement Distribution Account to which a Participant elected to defer SAR Payments at a time when the Participant was age 65 or over and no longer in Service, distributions from such account shall commence by the end of the thirteenth month after the last day of the first Plan Year during which SAR Payments were deferred to such Account. Notwithstanding the foregoing, if a Participant’s compensation as defined in Code Section 162(m), and any regulations promulgated thereunder, for the Plan Year which contains the Participant’s End Termination Date is subject to the Code Section 162(m) Limitation, commencement of payments may be delayed to a date which is not later than January 31 of the Plan Year immediately following the Participant’s End Termination Date. Further, in the case of a Participant who terminates Service other than by Retirement, death or disability, the Participant’s Employer(s) may make a lump sum distribution of any amounts owed to the Participant in connection with a Retirement Distribution Account at any time and for any reason. Any lump sum paid pursuant to the preceding sentence will be based on the value of the Retirement Distribution Account on the last day of the month preceding the month of payment.

6.3 In-Service Distribution Option. Subject to Section 7.2 and Section 9.3, if a Participant, in accordance with Section 6.1, irrevocably elects the In-Service Distribution Option, the Participant’s In-Service Distribution Accounts shall be distributed commencing in the year irrevocably elected by the Participant in the Enrollment Agreements pursuant to which such In-Service Distribution Accountswere established. Notwithstanding the foregoing, if a Participant elects to receive a distribution from a Regular or SAR Proceeds In-Service Distribution Account for any Distribution Option Period in a year which is within such Distribution Option Period, the Participant shall not be entitled to allocate any additional deferrals to such In-Service Distribution Account after the date on which distributions from such Account commence.

ARTICLE 7

BENEFITS TO PARTICIPANTS

7.1 Benefits Under the Retirement Distribution Option. Subject to Section 6.2, distributions from a Retirement Distribution Account shall be paid to a Participant in a lump sum, or annual installments over consecutive years, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as subsequently elected by the Participant in accordance with 11.1. Any lump-sum amount payable in accordance with this paragraph shall be equal to the value of such Retirement Distribution Account as of the last business day of the month preceding the date of payment. Any annual installment payable in accordance with this paragraph shall be in an amount specified by the Participant in the Enrollment Agreement pursuant to which such Account was established or as subsequently specified by the

Participant in accordance with 11.1, and expressed as either a dollar amount or as a percentage of the value of such Account provided, however, that (i) if the Participant specifies a dollar amount, such installment will be limited to the lower of such dollar amount and the value of the Account as of the last business day of the month preceding the date of payment and (ii) if the Participant specifies a percentage of the value of the Account, the value of the Account will be measured as of the last business day of the month preceding the date of payment. If the Participant does not specify an annual installment amount, the annual installment shall be in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the month preceding the date of payment, divided by (ii) the number of annual installments remaining.

7.2 Benefits Under the In-Service Distribution Option. Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

(a) In-Service Distributions. In the case of an In-Service Distribution Account established for a Participant who continues in Service, the In-Service Distribution Account shall be paid to the Participant commencing not later than December 31 of the year irrevocably elected by such Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, in a lump sum equal to the value of such In-Service Distribution Account as of December 1 of such year or in up to five annual installments over consecutive years, as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. Annual installment payments made under the preceding sentence for a Plan Year shall be in an amount equal to (i) the value of such In-Service Distribution Account as of December 1 of such Plan Year, divided by (ii) the number of annual installments remaining. Notwithstanding the foregoing, however, to the extent a Participant’s compensation as defined in Code Section 162(m), and any regulations promulgated thereunder, in any Plan Year in which the Participant is to receive a distribution from such In-Service Distribution Account, is subject to the Code Section 162(m) Limitation, the amount of any such distribution from such In-Service Distribution Account shall be reduced so as not to exceed such limitation. The remaining balance of the Participant’s distribution not paid to the Participant because of the immediately preceding sentence shall be paid to the Participant in succeeding Plan Years to the maximum extent possible without exceeding the Code Section 162(m) Limitation for such years, until such remaining balance is fully distributed.

(b) Benefits Upon Termination of Employment. In the case of a Participant whose Service terminates prior to the date on which the entire balance of an In-Service Distribution Account established for the Participant would otherwise be distributed, other than on account of such Participant’s disability or death, the remaining portion of such In-Service Distribution Account shall be distributed (i) in a lump sum as soon as practicable following the Participant’s End Termination Date or (ii) at the time and in the manner as such In-Service Distribution Account would otherwise have been distributed under Section 7.2(a), as irrevocably elected by such Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. Notwithstanding the foregoing, however, if a Participant’s compensation as defined in Code Section 162(m), and any regulations promulgated thereunder, for the Plan Year which contains the Participant’s End Termination Date is subject to the Code Section 162(m) Limitation, payment of any amount otherwise payable in such Plan Year pursuant to this paragraph may be delayed to a date which is not later than January 31 of the Plan Year immediately following such End Termination Date. Further, in the case of a Participant who terminates Service other than by Retirement, death or disability, the Participant’s Employer(s) may make a lump sum distribution of any amounts owed to the Participant in connection with an In-Service Distribution Account at any time and for any reason. The amount of any lump sum benefit payable pursuant to this paragraph shall equal the value of such In-Service Distribution Account as of the last business day of the calendar month immediately preceding the date such benefit is paid.

ARTICLE 8

DISABILITY

In the event a Participant becomes disabled, the Participant’s right to make any further deferrals under this Plan shall terminate as of the date for which the Participant first receives benefits under The Equitable Employees, Managers and Agents Long-Term Disability Benefit Plan, as amended from time to time, or any similar Employer plan. The Participant’s Distribution Option Accounts shall continue to be credited with earnings (positive or negative) in accordance with Section 5.2 until such Accounts are fully distributed. The Participant’s Retirement Distribution Accounts, if any, shall be distributed to the Participant in accordance with Sections 6.2 and 7.1, provided, however, that distribution of the Participant’s Retirement Distribution Accounts, if any, shall commence not later than January 31 of the Plan Year immediately following the later of (a) the Plan Year in which the Participant first becomes eligible for Retirement, or (b) the Plan Year in which the Participant first received benefits under The Equitable Employees, Managers and Agents Long-Term Disability Benefit Plan, as amended from time to time, or any similar Employer plan. The Participant’s In-Service Distribution Accounts, if any, will be distributed to the Participant in accordance with Section 7.2(a).

ARTICLE 9

SURVIVOR BENEFITS

9.1 Death of Participant Prior to the Commencement of Benefits. In the event of a Participant’s death prior to the commencement of benefits in accordance with Articles 6 and 7, amounts under the Plan shall be paid to the Participant’s Beneficiary, as determined under Section 11.2, pursuant to Section 9.2 and/or 9.3, whichever is applicable, in lieu of any amounts otherwise payable under the Plan to or on behalf of such Participant.

9.2 Survivor Benefits Under the Retirement Distribution Option. In the case of a Participant with respect to whom the Company has established a Retirement Distribution Account, and who dies prior to the commencement of benefits under such Retirement Distribution Account pursuant to Section 6.2 and Section 7.1, distributions from such Retirement Distribution Account shall commence in any January or July following the Participant’s death, provided that distributions must commence by either the first January or first July following the later of (i) the date of the Participant’s death and (ii) the date the Participant would have attained age 65 had he lived, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as subsequently elected by the Participant in accordance with Section 11.1. Notwithstanding the foregoing, however, if a Participant’s compensation as defined in Code Section 162(m), and any regulations promulgated thereunder, for the Plan Year which contains the Participant’s death is subject to the Code Section 162(m) Limitation, payment of any amount otherwise payable in such Plan year pursuant to this paragraph may be delayed to a date which is not later than January 31 of the Plan Year immediately following the date of the Participant’s death.

9.3 Survivor Benefits Under the In-Service Distribution Option. In the case of a Participant with respect to whom the Company has established an In-Service Distribution Accounts, and who dies prior to the commencement of benefits under such In-Service Distribution Account pursuant to Section 7.2, distribution of such In-Service Distribution Account shall be made (a) in a lump sum as soon as practicable following the Participant’s death, or (b) at such time and in such manner as such In-Service Distribution Account would otherwise have been distributed in accordance with Section 7.2 had the Participant lived, as irrevocably elected by such Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. The amount of any lump sum amount payable in accordance with this Section shall equal the value of such In-Service Distribution Account as of the last business day of the calendar month immediately preceding the date on which such amount is paid. Notwithstanding the foregoing, however, to the extent a Participant’s compensation as defined in Code Section 162(m), and any regulations promulgated thereunder, for the Plan Year which contains the Participant’s death is subject to the Code Section 162(m) Limitation, the payment of any amount otherwise payable in such Plan Year pursuant to this Section may be delayed to a date which is not later than January 31 of the Plan Year immediately following the date of the Participant’s death.

9.4 Death of Participant After Benefits Have Commenced. In the event a Participant dies after payments under Section 7.1 or Section 7.2 have commenced from a Distribution Option Account, but before the entire balance of such Distribution Option Account has been paid, any remaining distributions shall continue to be paid to the Participant’s Beneficiary, as determined under Section 11.2, at such times and in such amounts as they would have been paid to the Participant had he survived.

ARTICLE 10

WITHDRAWALS

10.1 Emergency Benefit. In the event that the Committee or its designee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Participant’s Employer shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency, after deducting any and all taxes as may be required pursuant to Section 11.8 (the “Emergency Benefit”). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, to the extent the balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. If the Participant’s In-Service Distribution Accounts are not sufficient to meet the emergency, Emergency benefits will then be paid from the Participant’s Retirement Distribution Accounts in the order in which such accounts would otherwise be distributed to the Participant. If two In-Service Distribution Accounts or two Retirement Distribution Accounts would otherwise be paid at the same time, Emergency benefits shall be made pro rata from each account. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefits shall be payable to the Participant under the Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.

10.2 Other Withdrawal. Participants may make withdrawals of all or a portion of the balance of their Distribution Option Accounts at any time, subject to a forfeiture penalty of ten percent of the amount withdrawn, and a one-year suspension of further participation in the Plan. Notwithstanding the foregoing, however, to the extent a Participant’s compensation as defined in Code Section 162(m), and any regulations promulgated thereunder, in any Plan Year in which the Participant wishes to withdraw a portion of his Distribution Accounts, is subject to the Code Section 162(m) Limitation, the amount of any such withdrawal shall be reduced so as not to exceed such limitation. The remaining balance of the Participant’s withdrawal not paid to the Participant because of the immediately preceding sentence shall be paid to the Participant in succeeding Plan Years to the maximum extent possible without exceeding the Code Section 162(m) Limitation for such years, until such remaining balance is fully distributed.

ARTICLE 11

MISCELLANEOUS

11.1 Changes of Elections. Participants may change their elections under Section 6.2, Section 7.1 and Section 9.2 with respect to a Retirement Distribution Account at any time prior to the commencement of payments from such Account by filing with the Committee or its designee a fully executed Enrollment Agreement or other form approved by the Committee or its designee (hereinafter, collectively referred to as the “Change Form”) requesting the change in election. Notwithstanding the foregoing, any change of election will take effect only for payments due a Participant more than twelve months from the date the Change Form is filed with the Committee or its designee and a change in election may not operate to accelerate a payment to a date which is within twelve months of the date the Change Form is filed with the Committee or its designee.

11.2 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee or its designee and shall not be effective until received by the Committee or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

11.3 Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of an Employer, nor shall it interfere with the rights of an Employer to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

11.4 No Limitation on Corporation Actions. Nothing contained in the Plan shall be construed to prevent an Employer from taking any corporate action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary or other person shall have any claim against an Employer as a result of any such action.

11.5 Obligations to Employer. If a Participant becomes entitled to a distribution of amounts under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to an Employer, then the Employer may offset such amount owed to it against the amounts otherwise distributable under the Plan. Such determination shall be made by the Committee or its designee.

11.6 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. An Employer’s obligations under this Plan are not assignable or transferable except to (a) a corporation which acquires all or substantially all of the Employer’s assets or (b) any corporation into which the Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

11.7 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of amounts hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, neither the Company nor the Participant’s Employer(s) shall have any further obligation to the Participant under the Plan, other than the obligation of the Employer(s) to pay to such Participant the then current balance of the Participant’s Distribution Option Accounts.

11.8 Withholding Taxes. An Employer may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation of any governmental authority, whether

Federal, state or local, to withhold in connection with any amounts payable under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such amounts.

11.9 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Amounts payable hereunder shall be payable out of the general assets of the Participants’ Employer, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of their Employer.

11.10 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

11.11 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

11.12 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

11.13 Gender, Singular & Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.14 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company to the attention of the Executive Benefit Unit, at 1290 Avenue of the Americas, 7th Floor, New York, New York 10104 or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given on the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

11.15 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Board, or by any other entity authorized by the Board, provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to amounts that are payable or may become payable under the Plan based upon the balance of the Participant’s Distribution Option Accounts as of the effective date of such amendment, suspension, discontinuance or termination.

ARTICLE 12

EFFECTIVE DATE

This Plan, adopted and approved as of May 1, 1994, is hereby amended and restated as of this 1st day of November, 2001.

145993

Revised 11/01

APPENDIX A

EQ/Alliance High Yield

EQ/Alliance Growth Investors

EQ/Alliance Intermediate Government Securities

EQ/Alliance Technology

EQ/MFS Emerging Growth Cos

EQ/Alliance Money Market

EQ/Janus Large Cap Growth

EQ/Alliance Quality Bond

EQ/Alliance Small Cap Growth

EQ/Alliance Common Stock

EQ/FI Small/Mid Cap Value

EQ/Equity 500 Index

EQ/FI Mid Cap

EQ/Alliance Growth and Income

EQ/Alliance Global

EQ/Alliance Premier Growth

EQ/Alliance International

EQ/Mercury Basic Value Equity

EQ/Morgan Stanley Emerging Markets Equity

EQ/MFS Research

EQ/Aggressive Stock

EQ/Balanced